UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 16, 2012 (October 10, 2012)

ARCA biopharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Arista Place, Suite 430, Broomfield, CO 80021

(Address of Principal Executive Offices) (Zip Code)

(720) 940-2200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities and Trading Markets

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on April 12, 2012, ARCA biopharma, Inc. (“ARCA” or the “Company”) received a notice from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market (“NASDAQ”) indicating that ARCA’s common stock (the “Common Stock”) did not meet the continued listing requirement for the NASDAQ Capital Market as set forth in NASDAQ Rule 5550(a)(2) (the “Rule”), because the closing bid price of the Common Stock for the preceding 30 business days had been below $1.00 per share. In accordance with Listing Rule 5810(c)(3)(A), the Company was granted 180 calendar days to regain compliance with the Rule.

The Company did not regain compliance within 180 days and, accordingly, on October 10, 2012, the Company received written notification from the Staff (the “Staff Determination”) stating that the Common Stock would be subject to delisting from The NASDAQ Capital Market unless the Company appeals the Staff Determination by requesting a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) to review the Staff Determination.

ARCA intends to appeal the Staff Determination by requesting a hearing. The hearing request will suspend any action with respect to the Staff Determination and allow the continued listing of the Company’s common stock on The NASDAQ Capital Market until the Panel renders a decision subsequent to the hearing. The Company plans to request a hearing by October 17, 2012. To the extent practicable, the Panel will schedule the hearing within 45 days from the request, and issue a decision promptly after the hearing. In its appeal, the Company intends to present a plan to regain compliance with the Rule and request that the Panel allow the Company additional time within which to regain compliance. There can be no assurance that the Panel will accept the Company’s plan and grant the Company’s request for continued listing. If the Panel decision denies the Company’s request for continued listing, the Company may also appeal that decision, which would not stay a delisting decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 16, 2012

ARCA biopharma, Inc. (Registrant)

By:	/s/ Patrick M. Wheeler
Name: Patrick M. Wheeler
Title: Chief Financial Officer